UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2013

United Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33367	77-0575839
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

21301 Burbank Boulevard Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 287-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on April 30, 2013, Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online, Inc. (the “Company”), announced that, upon completion of the planned spin off of the Company’s wholly-owned subsidiary, FTD Companies, Inc. (“FTD”), as an independent, publicly-traded company (the “Separation”), he would resign as a director and officer of the Company and any of its subsidiaries immediately thereafter.

Appointment of President and Chief Executive Officer

On October 3, 2013, the Company announced that Francis Lobo will become President and Chief Executive Officer of the Company and a member of its Board of Directors on November 5, 2013.  Mr. Lobo, age 38, served in various executive roles at AOL over the past nine years, and most recently was the President of AOL Services, which included the management of multiple AOL properties, including AOL.com, AOL Mail, AOL Search, AIM and MapQuest.  Mr. Lobo was a member of the Global Operating Committee.  Prior to joining AOL, Mr. Lobo founded VishwaGram Info Marketing Services Pvt. Ltd., a vendor of telecom products and services in India.  Previous to VishwaGram, he worked at Frank Lynn & Associates, a business-to-business market strategy consulting firm in Chicago, Illinois, as a consultant.  Mr. Lobo received his Bachelors of Commerce from St. Joseph’s College at Bangalore University in India and his MBA from Loyola University in Chicago, Illinois.

In connection with his appointment, on October 2, 2013, the Company entered into an employment agreement with Mr. Lobo effective as of November 5, 2013 (the “Employment Agreement”).  The key provisions of the Employment Agreement may be summarized as follows:

(i)	The contract term will commence on November 5, 2013 (the “Effective Date”) and will extend through November 5, 2016, unless sooner terminated in connection with a cessation of service event.

(ii)	The annual base salary will be $700,000.

(iii)

For 2013, Mr. Lobo’s bonus will be $175,000. For each subsequent fiscal year, he will be eligible for an annual target bonus of up to 100% of annual base salary tied to the attainment of performance goals. The actual bonus amount for any year may be above or below the target level based on the actual goal attainment and other relevant factors.

(iv)

At the Company’s next regularly scheduled grant of equity awards to executive officers, which grant is currently expected to occur in March 2014, the Company’s Board of Directors will grant to Mr. Lobo (i) a number of restricted stock units relating to the Company’s common stock with an aggregate value of $1,500,000; and (ii) a number of options to purchase the Company’s common stock equal to 1.33 multiplied by the number of restricted stock units granted, with an exercise price equal to the per-share closing price on the date of grant. These awards will vest at the rate of one-third on each of the first three anniversaries of the Effective Date.

(v)

In order to compensate Mr. Lobo for potential payments which he is forfeiting from his prior employer by virtue of his termination of employment with that employer, he will be (i) paid, within thirty (30) days following the Effective Date, a lump sum cash payment of $1,100,000, subject to partial repayment upon certain terminations of employment on or prior to October 31, 2014; and (ii) granted, as soon as practicable following the Effective Date, restricted stock units with an aggregate value of $500,000, which will vest on the first anniversary of the date of grant.

(vi)

In order to assist Mr. Lobo with the costs associated with relocation, the Company will provide him with a lump sum payment of $150,000, which amount is subject to repayment upon certain terminations on or prior to October 31, 2014.

(vii)

Should his employment be terminated without cause (including a resignation under specified circumstances), then he will be entitled to a cash severance payment equal to two times his annual base salary, paid in equal installments over a 12-month period or paid in a lump sum should such termination occur in connection with certain change in control or ownership events.

(viii)

Such severance payment will be conditioned upon his delivery of an enforceable general release of all claims and compliance with a non-solicitation covenant. Upon the delivery of such release, Mr. Lobo will also become entitled to the following additional severance benefits:

•                  any earned but unpaid bonus for the fiscal year preceding termination;

•                  a portion of the bonus he would have earned for the year of termination based on the actual level of performance goal attainment for that year and his period of service prior to termination; however, if such termination occurs during the same year as a change in control or ownership event, then such prorated bonus will be based on his target bonus for such year; and

•                  accelerated vesting of all of his outstanding equity awards held on the date of termination.

(ix)

Should his employment cease by reason of death or disability, his outstanding equity awards will vest on an accelerated basis as to that number of additional shares in which he would have otherwise vested had he completed an additional 12 months of employment under an assumed monthly vesting schedule for each such award.

The foregoing description of the material terms of the Employment Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ending September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2013	UNITED ONLINE, INC.

	BY:	/s/ Neil P. Edwards
Neil P. Edwards
Executive Vice President and Chief Financial Officer